Exhibit 21.1

Subsidiaries of Registrant

Company Name	Jurisdiction

Domestic Subsidiaries:
High Q Laser (US), Inc. (indirect; inactive)	Delaware
ILX Lightwave Corporation	Minnesota
Newport Domestic International Sales Corporation (inactive)	California
Newport European Distribution Company	California
Newport Government Systems, Inc. (inactive)	California
Ophir Holdings, Inc. (indirect)	Massachusetts
Ophir Optics, LLC (indirect)	Massachusetts
Ophir Optronics, LLC (indirect; inactive)	Massachusetts
Ophir-Spiricon, LLC (indirect)	Utah
Optical Metrology, Inc. (indirect; inactive)	Massachusetts

Foreign Subsidiaries:
Controle Dimensionnel Optique S.A. (indirect; inactive)	France
High Q Laser GmbH (indirect)	Austria
Hilger Analytical Limited (indirect; inactive)	United Kingdom
Micro Controle Spectra-Physics S.A.S.	France
Newport Corporation (Barbados) SRL (inactive)	Barbados
Newport Instruments Canada Corporation	Canada
Newport Laser Holding GmbH	Austria
Newport Opto-Electronics Technologies (Singapore) Pte. Ltd.	Singapore
Newport Opto-Electronics Technologies (Wuxi) Company Limited	China
Newport Spectra-Physics B.V.	Netherlands
Newport Spectra-Physics GmbH (indirect)	Germany
Newport Spectra-Physics Ltd.	United Kingdom
Ophir Japan Ltd. (indirect)	Japan
Ophir Optics Europe GmbH (indirect)	Switzerland
Ophir Optics S.R.L. (indirect)	Romania
Ophir Optronics GmbH (indirect)	Germany
Ophir Optronics Ltd.	Israel
Optical Metrology Ltd. (indirect)	Israel
Spectra-Physics K.K.	Japan
Spectra-Physics Lasers Limited (indirect; inactive)	United Kingdom
Spiricon GmbH (indirect)	Germany
Wuxi Newport Opto-Electronics Technologies Co. Ltd. (indirect)	China